Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-276243

Prospectus Supplement
(To Prospectus Dated October 8, 2024)

CAPTIVISION INC.

Primary Offering of up to

24,204,341 Ordinary Shares

Secondary Offering of up to

38,200,001 Ordinary Shares

11,950,000 Warrants to Purchase Ordinary Shares

This Prospectus Supplement amends and supplements information contained in that certain Prospectus, dated October 8, 2024 (the “Prospectus”), relating to, among other things, (i) the resale by certain selling securityholders listed in the section of the Prospectus entitled “Selling Securityholders” of an aggregate of 38,200,001 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Captivision Inc. (“us,” “we,” “Captivision” or the “Company”), (ii) the offer and sale by the Company of up to 23,449,990 Ordinary Shares that are issuable upon the exercise of warrants of the Company, each exercisable at $11.50 for one Ordinary Share and (iii) 754,351 Ordinary Shares for issuance upon cash exercise of Converted Options (as defined in the Prospectus) . The Company will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K filed with the Securities and Exchange Commission on October 29, 2024, which is set forth below.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 29, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2024

Commission File Number: 001-41869

Captivision Inc.

(Exact name of registrant as specified in its charter)

298-42 Chung-buk Chungang-ro Chung-buk,

Pyeong-taek, Gyounggi, Republic of Korea

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

On October 29, 2024, Captivision Inc. (the “Company”) issued a press release announcing its first collaboration with the Dream Hollywood hotel in Los Angeles.

The information in this Form 6-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Captivision Inc., dated October 29, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Captivision Inc.

By:	/s/ Gary R. Garrabrant
Name:	Gary R. Garrabrant
Title:	Chief Executive Officer

Date: October 29, 2024

Exhibit 99.1

Captivision Announces Venture at Dream Hollywood Hotel

Innovative Digital Out-of-Home Media, Catalyzing New Revenue Streams

MIAMI and SEOUL, Korea, Oct. 29, 2024 (GLOBE NEWSWIRE) – Captivision Inc. (“Captivision” or the “Company”) (Nasdaq: CAPT), a pioneer manufacturer of architectural media glass and innovative LED solution provider, today announced its first collaboration with the Dream Hollywood hotel in Los Angeles. Crescent Hotels & Resorts, a leading hotel management company, manages Dream Hollywood. The property is part of Hyatt’s global portfolio of hotels, under the Dream Hotels brand.

The collaboration catalyzes Captivision’s expansion into digital out-of-home (“OOH”) in a high-profile Los Angeles location with extraordinary partners. Unlike traditional LED signage, Captivision is creating a uniquely transparent and vibrant digital display, generating a new recurring revenue stream for the Company and its partners. This groundbreaking venture is emblematic of Captivision’s broadening business model as a trusted solution provider featuring highly innovative and transformational technology. The Dream Hollywood display is expected to generate in excess of three million social media impressions annually. Playing a pivotal role in the creation and operation of the OOH digital media at the Dream Hollywood, California-based company, Integrated Market Optimization, Inc. and Smart City Labs, have partnered with Captivision to bring their expertise and industry-leading solutions to this high-profile project.

“Joining forces with Dream Hollywood is a pivotal venture for our company in multiple respects,” said Gary Garrabrant, Chairman and CEO of Captivision. “Captivision is quickly becoming a solution provider across the LED product spectrum generating entirely new revenue streams with valued partners and clients. We believe this collaboration will kickstart an exciting new chapter of growth for Captivision in the United States and globally.”

Dream Hollywood (Façade Render)

Captivision’s transparent and non-transparent LED media solutions provide a versatile and dynamic platform showcasing high-resolution content without compromising architectural integrity and user experience. This seminal venture combines cutting-edge physical and streaming technology to generate social media driven advertising revenue, the first of what promises to be many meaningful applications with recognized and valued partners and clients.

About Captivision

Captivision is a pioneering manufacturer of media glass, combining IT building materials with architectural glass. The product has a boundless array of applications including entertainment media, information media, cultural and artistic content as well as marketing use cases. Captivision can transform any glass façade into a transparent media screen with real time live stream capability. Captivision is fast becoming a solution provider across the LED product spectrum.

Captivision’s media glass and solutions have been implemented in hundreds of locations globally across sports stadiums, entertainment venues, casinos and hotels, convention centers, office and retail properties, and airports. Learn more at http://www.captivision.com.

About Crescent Hotels & Resorts

Crescent Hotels & Resorts is an award-winning, nationally recognized, operator of hotels and resorts with over 120 properties in the United States and Canada. Crescent is one of the few elite management companies approved to operate upper-upscale and luxury hotels under the brand families of Marriott, Hilton, and Hyatt. Crescent also works a collection of independent and lifestyle properties under the Latitudes Collection umbrella. These properties include PGA National Resort, The Opus Westchester, Autograph Collection, and NOPSI Hotel New Orleans. Powered by innovative, forward-thinking experts, Latitudes is a modern management platform for lifestyle hotels and resorts where creative concepts connect with modern travelers from urban boutique hotels to oceanside resorts.

Crescent’s clients include premiere REITs, private equity firms and major developers. For more information, please visit www.crescenthotels.com and www.latitudesbycrescent.com or connect with Crescent on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies, or expectations for the Company’s respective businesses. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this press release, words such as “believe”, “can”, “continue”, “expect”, “forecast”, “may”, “plan”, “project”, “should”, “will” or the negative of such terms, and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The risks and uncertainties include, but are not limited to: (1) the ability to raise financing in the future and to comply with restrictive covenants related to indebtedness; (2) the ability to realize the benefits expected from the business combination and the Company’s strategic direction; (3) the significant market adoption, demand and opportunities in the construction and digital out of home media industries for the Company’s products; (4) the ability to maintain the listing of the Company’s ordinary shares and warrants on Nasdaq; (5) the ability of the Company to remain competitive in the fourth generation architectural media glass industry in the face of future technological innovations; (6) the ability of the Company to execute its international expansion strategy; (7) the ability of the Company to protect its intellectual property rights; (8) the profitability of the Company’s larger projects, which are subject to protracted sales cycles; (9) whether the raw materials, components, finished goods, and services used by the Company to manufacture its products will continue to be available and will not be subject to significant price increases; (10) the IT, vertical real estate, and large format wallscape modified regulatory restrictions or building codes; (11) the ability of the Company’s manufacturing facilities to meet their projected manufacturing costs and production capacity; (12) the future financial performance of the Company; (13) the emergence of new technologies and the response of the Company’s customer base to those technologies; (14) the ability of the Company to retain or recruit, or to effect changes required in, its officers, key employees, or directors; (15) the ability of the Company to comply with laws and regulations applicable to its business; and (16) other risks and uncertainties set forth under the section of the Company’s Annual Report on Form 20-F entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this press release and the Company’s management team’s current expectations, forecasts, and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and its directors, officers, and affiliates. Accordingly, forward-looking statements should not be relied upon as representing the Company management team’s views as of any subsequent date. The Company does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

Media Contact:
Dukas Linden Public Relations
+1 212.704.7385
captivision@dlpr.com

Investor Contact:
Gateway Group
Ralf Esper
+1 949.574.3860
CAPT@gateway-grp.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/4835d4a9-4083-475d-996e-b09ab5decf06